UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2021

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

Delaware	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip code)

(702) 693-7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock (Par Value $0.01)	MGM	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 6, 2021, MGM Resorts International (the “Company”) announced that the Board of Directors had appointed Jonathan Halkyard to serve as Chief Financial Officer and Treasurer of the Company, effective January 11, 2021, replacing Corey Sanders who had been appointed to the role of Chief Operating Officer on December 4, 2020.

Previously, Mr. Halkyard, age 56, served as President and Chief Executive Officer of Extended Stay America, Inc. (“Extended Stay”) and its paired-share REIT, ESH Hospitality, Inc., from January 2018 through November 2019, as Chief Financial Officer of Extended Stay from January 2015 through December 2017 and as Chief Operating Officer of Extended Stay from September 2013 through January 2015. Prior to joining Extended Stay, Mr. Halkyard served as Chief Financial Officer of NV Energy, Inc. from July 2012 through September 2013 and, prior to that, he served in various executive, finance and managerial roles at Caesars Entertainment Inc. since 1999, including as Chief Financial Officer from 2006 through 2012. Mr. Halkyard is also a director of Dave & Buster’s Entertainment (NASDAQ: PLAY), a director of Shift4 Payments, Inc. (NYSE: FOUR) and is a Trustee of the International Center for Responsible Gaming. Mr. Halkyard has no family relationships with any of our directors or executive officers and there are no transactions in which Mr. Halkyard has an interest in that would require disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Halkyard entered into an employment agreement with the Company, effective as of January 11, 2021 (the “Employment Agreement”), which provides for a term until January 10, 2024 and a minimum base salary of $900,000 per year. In addition, the employment agreement provides for an annual target bonus equal to 150% of Mr. Halkyard’s base salary, and certain other benefits and perquisites, which are discussed in detail in the Employment Agreement. In the event of a termination of Mr. Halkyard’s employment as the result of his death or a termination by the Company due to disability, the Company will pay Halkyard one year of salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy).

The Employment Agreement also provides that Mr. Halkyard will be eligible for annual equity grants from the Company. As part of the annual equity award for 2021, Mr. Halkyard will be granted an award of restricted stock units with an accounting value of $900,000 on the first business day of the month succeeding his employment with the Company, which will vest in four equal annual installments on the first four anniversaries following the grant date.

In the event of a termination by the Company for no cause or by Mr. Halkyard for good cause prior to the end of the term of the Employment Agreement, Mr. Halkyard will receive (i) an amount equal to his annual base salary plus his target bonus amount, payable in 12 monthly installments; (ii) any earned but unpaid discretionary bonus due to him; and (iii) a payment equal to 1.5 times the cost of COBRA for a coverage period of 12 months, payable in 12 monthly installments. If the Company terminates Mr. Halkyard for no cause after the end of the term of the Employment Agreement (at which time he would be treated as an at-will employee of the Company), Mr. Halkyard will receive a lump sum payment equal to one year of his base salary. Any such severance payments will be subject to applicable taxes and Mr. Halkyard’s execution and non-revocation of a general release of claims.

The Employment Agreement also contains a non-compete covenant generally prohibiting Mr. Halkyard from providing services to a competitor or soliciting employees or business contacts for 12 months following his termination of employment or for 12 months following the term of the Employment Agreement. In addition, the Employment Agreement mandates that Mr. Halkyard’s confidentiality obligations continue even after his termination of employment.

The Employment Agreement provides that, to the extent required by the CARES Act, in connection with the Company becoming eligible for or entering into a loan, loan guarantee or other form of financial assistance from a governmental entity, Mr. Halkyard will agree to such limitations or reductions with respect to compensation and severance pay as may be required to comply with the CARES Act.

The foregoing description is not a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1, which is incorporated by reference in this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(a)        Not applicable.

(b)        Not applicable.

(c)        Not applicable.

(d)        Exhibits:

Exhibit No.	Description

10.1	Employment Agreement, effective as of January 11, 2021, by and between the Company and Jonathan Halkyard

99.1	Press Release

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2021

MGM Resorts International

By:	/s/ Jessica Cunningham
Name:	Jessica Cunningham
Title:	Senior Vice President and Legal Counsel